Exhibit 10.1

Executive Compensation

                At a meeting of the Compensation Committee of the Board of Directors of Allos Therapeutics, Inc. (the “Company”) held on February 25, 2008, the Compensation Committee determined and approved 2007 cash bonus awards and 2008 base salaries and target bonus awards (expressed as a percentage of base salary) for the Company’s “named executive officers” (as defined in Item 402(a)(3) of Regulation S-K promulgated by the Securities and Exchange Commission) as set forth in the table below.  The 2008 target bonus award (expressed as a percentage of base salary) for the Chief Executive Officer was also reviewed and approved by the full Board of Directors at a meeting held on February 25, 2008.

Name and Title	2007 Bonus Award	2008 Base Salary	2008 Target Bonus (%)
Paul L. Berns President and Chief Executive Officer	$280,752	$500,850	60%
Pablo J. Cagnoni, M.D. Senior Vice President, Chief Medical Officer	$124,997	$404,250	40%
James V. Caruso Executive Vice President, Chief Commercial Officer	$154,857	$398,580	40%
Marc H. Graboyes Senior Vice President, General Counsel and Secretary	$73,210	$300,583	30%
David C. Clark Vice President, Finance and Treasurer	$53,166	$210,000	25%